EXHIBIT 21
Subsidiaries of Registrant

	State of	Percentage
Company Name	Incorporation	Ownership
CICA Life Insurance Company of America (CICA) (fka Citizens Insurance Company of America)	Colorado	100% Direct

Citizens National Life Insurance Company (CNLIC) fka (Combined Underwriters Insurance Company) (Combined)	Texas	100% Indirect

Computing Technology, Inc. (CTI)	Colorado	100% Indirect

Funeral Homes of America, Inc. (FHA)	Louisiana	100% Indirect

Insurance Investors, Inc. (III)	Texas	100% Indirect

Security Plan Life Insurance Company (SPLIC)	Louisiana	100% Indirect

Security Plan Fire Insurance Company (SPFIC)	Louisiana	100% Indirect